Exhibit 99.1

            Coach Reports First Quarter Earnings Growth of about 50%; Ahead of Analysts' Expectations; Increases Guidance for
                           Balance of FY06

    NEW YORK--(BUSINESS WIRE)--Oct. 25, 2005--Coach, Inc. (NYSE: COH), a leading marketer of modern classic American accessories, today announced an increase of 48% in earnings per diluted share before option expense to $0.26 for its first fiscal quarter ended October 1, 2005, up from $0.17 per diluted share a year ago. Net of option expense of approximately $0.02 in both periods, earnings per share rose 53% to $0.24 from $0.16. This substantial increase in earnings from the prior year's first quarter reflected a 30% gain in net sales combined with operating margin improvement.
    In the first quarter, net sales were $449 million, 30% higher than the $344 million reported in the same period of the prior year. Net income before option expense rose 48% to $100 million, or $0.26 per diluted share, compared with $68 million, or $0.17 per diluted share in the prior year. These results were ahead of the analysts' consensus estimate of $0.25 per share and the company's guidance. Including the impact of stock option expense net income rose 53% to $94 million, or $0.24 per diluted share, compared with $61 million or $0.16 per share in the prior year.
    Lew Frankfort, Chairman and Chief Executive Officer of Coach, Inc., said, "Our exceptional results again this quarter speak to the vibrancy of the Coach proposition. This consistency demonstrates the strength of the Coach brand, the sustainability of our business model, the clarity of our strategies and our ability to execute efficiently. Coach is clearly well positioned for another excellent holiday season."
    During the quarter, gross profit rose 32% to $341 million from $258 million a year ago. Gross margin expanded by 100 basis points from 75.0% to 76.0% driven by product mix and sourcing cost initiatives. SG&A expenses as a percentage of net sales before option expense declined 130 basis points to 41.3%, compared to the 42.6% reported in the year-ago quarter. Including option expense in both periods, SG&A expenses declined 210 basis points to 43.7% of sales from 45.8% in the prior year's first quarter.
    First fiscal quarter sales results in each of Coach's primary channels of distribution grew as follows:

    -- Direct to consumer sales, which now also include sales by Coach Japan, rose 29% to $315 million from $244 million in the comparable period of the prior year. U.S. comparable store sales for the quarter rose 25.1%, with retail stores up 14.4% and factory stores up 35.8%. Sales in Japan increased by 24% in constant currency, fueled by new store openings, expansions and mid-single-digit sales gains in comparable retail locations.

    -- Indirect sales, which now exclude sales generated by Coach Japan, increased 34% to $134 million from $100 million in the same period last year. Results were primarily driven by strong gains in US department store and international wholesale sales.

    During the first quarter of fiscal 2006, the company opened six retail stores and three factory stores in North America, bringing the total to 199 retail stores and 85 factory stores as of October 1, 2005. In addition, four retail stores were expanded. In Japan, Coach opened four and expanded one retail location.
    Mr. Frankfort continued, "Our first quarter results were fueled by innovative transitional and new fall product. Each of our monthly introductions was very well received, starting in July with Soho and Hamptons Weekend, followed by Chelsea in August, and by a fresh group of Hamptons silhouettes in September. Throughout the quarter, consumers appreciated our more sophisticated silhouettes and luxurious materials as limited edition styles sold extremely well at higher price points. Our strong performance has continued into October with the introduction of beaded Gallery totes and duffles earlier this month, which have also been well received. For holiday, building upon the success of our fall color palette, Coach will offer a wide assortment of neutrals accented by a variety of reds, as well as a strong patchwork statement. In addition, many of our items will feature stylish embellishments such as metallics, fur and beading, which are particularly suitable for holiday gift giving."
    "During this quarter, as planned, we will add four more retail stores in the U.S. before holiday, bringing the year-to-date total to 10 new retail stores, as well as completing six expansions. At the same time in Japan, Coach will open two new retail locations."
    The company provided initial guidance for the second fiscal quarter, projecting sales of at least $645 million, representing a year-over-year increase of at least 21%, and earnings per diluted share before option expense of at least $0.45, up at least 32%, and ahead of the analysts' consensus of $0.44. Including about $0.02 of option expense, earnings per share are estimated at at least $0.43, up 34% from the comparable year-ago results of $0.32 For the fiscal year 2006 the company expects to generate sales of about $2.1 billion, an increase of 23% from prior year, and earnings per diluted share before option expense of at least $1.28, ahead of the analysts' consensus of $1.26, and representing an increase of at least 28%. After about $0.10 of option expense, the company is projecting earnings per share of at least $1.18, up 28% from the $0.92 reported on the same basis for FY05.
    The company also announced that it repurchased and retired 921,000 shares of common stock at an average cost of $32.54 during the first fiscal quarter. At this time, approximately $220 million remains available for future repurchases under the existing program, which expires in May, 2007.
    Coach will host a conference call to review these results at 8:30 a.m. (ET) today, October 25, 2005. Interested parties may listen to the webcast by accessing www.coach.com/investors on the Internet or dialing into 1-888-405-2080 and asking for the Coach earnings call led by Andrea Shaw Resnick, VP of Investor Relations & Corporate Communications. A telephone replay will be available starting at 12:00 noon today, for a period of five business days. The number to call is 1-866-352-7723. A webcast replay of this call will be available for five business days on the Coach website.
    Coach, with headquarters in New York, is a leading American marketer of fine accessories and gifts for women and men, including handbags, women's and men's small leathergoods, business cases, weekend and travel accessories, footwear, watches, outerwear, scarves, sunwear and related accessories. Coach is sold worldwide through Coach stores, select department stores and specialty stores, through the Coach catalog in the U.S. by calling 1-800-223-8647 and through Coach's website at www.coach.com. Coach's shares are traded on The New York Stock Exchange under the symbol COH.
    This press release contains forward-looking statements based on management's current expectations. These statements can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "intend," "estimate," "are positioned to," "continue," "project," "guidance," "forecast," "anticipated," or comparable terms. Future results may differ materially from management's current expectations, based upon risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs, etc. Please refer to Coach's latest Annual Report on Form 10-K for a complete list of risk factors.



                              COACH, INC.
                              -----------
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
              -------------------------------------------
            (Includes Stock Option Expense in Both Periods)
            -----------------------------------------------
                For the Quarters Ended October 1, 2005
                          and October 2, 2004
                ---------------------------------------
                 (in thousands, except per share data)
                 -------------------------------------
                              (unaudited)
                              -----------

                                                     QUARTER ENDED
                                                   ------------------
                                                    Oct. 1,   Oct. 2,
                                                     2005      2004
                                                   --------  --------

Net sales                                          $448,951  $344,065

Cost of sales                                       107,590    85,891
                                                   --------  --------
Gross profit                                        341,361   258,174

Selling, general and administrative expense         196,252   157,617
                                                   --------  --------
Operating income                                    145,109   100,557

Interest income, net                                  5,887     2,510
                                                   --------  --------
Income before income taxes and minority interest    150,996   103,067

Income taxes                                         57,381    39,165

Minority interest, net of tax                             -     2,921
                                                   --------  --------
Net income                                         $ 93,615  $ 60,981
                                                   ========  ========
Net income per share
  Basic                                            $   0.25  $   0.16
                                                   ========  ========
  Diluted                                          $   0.24  $   0.16
                                                   ========  ========
Shares used in computing net income per share
  Basic                                             379,551   377,981
                                                   ========  ========
  Diluted                                           389,972   389,492
                                                   ========  ========
---------------------------------------------------------------------
Supplemental Information to Remove Impact of Stock
 Option Expense

Net income, as reported                            $ 93,615  $ 60,981

Add back Stock Option Expense (after tax)             6,591     6,744

Pro forma net income, ex Stock Option Expense      $100,206  $ 67,725

Pro forma as adjusted basic net income, excluding
stock option expense, per share                    $   0.26  $   0.18

Pro forma as adjusted diluted net income,
 excluding stock option expense, per share         $   0.26  $   0.17
---------------------------------------------------------------------

                              COACH, INC.
                              -----------
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                 -------------------------------------
                   At October 1, 2005, July 2, 2005
                          and October 2, 2004
                   --------------------------------
                            (in thousands)
                            --------------
                              (unaudited)
                              -----------

                                     Oct. 1,    July 2,   Oct. 2,
                                      2005       2005      2004
                                   ---------- ---------- ----------
 ASSETS

 Cash, cash equivalents and
  short-term investments           $  447,630 $  383,051 $  441,888
 Receivables                          104,906     65,399     85,607
 Inventories                          215,251    184,419    204,479
 Other current assets                  95,761     76,491     63,890
                                   ---------- ---------- ----------
 Total current assets                 863,548    709,360    795,864

 Property and equipment, net          214,170    203,862    168,109
 Long-term investments                 90,890    122,065    107,547
 Other noncurrent assets              333,163    334,869     62,118
                                   ---------- ---------- ----------

 Total assets                      $1,501,771 $1,370,156 $1,133,638
                                   ========== ========== ==========

 LIABILITIES AND STOCKHOLDERS'
  EQUITY

 Accounts payable                  $   70,250 $   64,985 $   60,469
 Accrued liabilities                  210,690    188,247    147,085
 Subsidiary credit facilities           4,867     12,292     23,099
 Current portion of long-term
  debt                                    170        150        150
                                   ---------- ---------- ----------

 Total current liabilities            285,977    265,674    230,803

 Long-term debt                         3,100      3,270      3,270
 Other liabilities                     46,359     45,306     50,913
                                            .
 Minority interest, net of tax              -          -     43,119

 Stockholders' equity               1,166,335  1,055,906    805,533
                                   ---------- ---------- ----------

 Total liabilities and
  stockholders' equity             $1,501,771 $1,370,156 $1,133,638
                                   ========== ========== ==========



    CONTACT: Coach
             Analysts & Media:
             Andrea Shaw Resnick, 212-629-2618